Exhibit 5 and 23.1

NYEMASTER, GOODE, WEST, HANSELL & O'BRIEN

A PROFESSIONAL CORPORATION

ATTORNEYS AND COUNSELORS AT LAW

(LETTERHEAD)

May 30, 2008

EMC Insurance Group Inc.

717 Mulberry Street

Des Moines, IA 50309

Re: Employers Mutual Casualty Company 2008 Employee Stock Purchase Plan

(the "Plan")

Ladies and Gentlemen:

We have acted as counsel with respect to the Registration Statement on Form S-8 (the "Registration Statement") being filed by EMC Insurance Group Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 500,000 shares of Common Stock, $1.00 par value, of the Company (the "Shares") which have been reserved for issuance to eligible employees of Employers Mutual Casualty Company (“EMCC”) under the terms of the Plan.

In rendering our opinion, we have examined and relied upon a copy of the Plan and the Registration Statement relating to the Plan. We have also examined such records, documents and questions of law as we have considered relevant and necessary as a basis for this opinion. As to matters of fact material to our opinion, we have with your agreement relied upon certificates of officers of the Company and EMCC. We have assumed with your agreement the authenticity of all documents submitted to us as originals, the conformity with the original documents of any copies submitted to us for our examination and the authenticity of the original of any such copies.

Based on the foregoing, and subject to the foregoing qualifications and limitations, it is our opinion that the Shares, to the extent that the Shares are originally issued by the Company for the purpose of issuance to participants under the Plan, will be legally issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; and (ii) the Shares shall have been duly issued and sold in accordance with the terms of the Plan, and assuming the Company and EMCC (as sponsor of the Plan) complete all actions and proceedings required on their part to be taken prior to issuance and delivery of the Shares pursuant to the terms of the Plan, including without limitation, collection of the required payment for the Shares.

We are admitted to the Bar of the State of Iowa, and express no opinion herein as to the laws of any other jurisdiction, including the laws of the United States of America.

Except as expressly set forth herein, we express no opinion, and no opinion is implied or may be inferred, in connection with the Registration Statement, the Plan or the issuance of the Shares. Without limiting the generality of the foregoing, we express no opinion with respect to the securities or blue sky laws of the State of Iowa or any other jurisdiction.

The undersigned law firm also hereby consents to the filing of this opinion as an Exhibit to the Registration Statement and to the use of its name in the Registration Statement.

Very truly yours,

Nyemaster, Goode, West, Hansell & O'Brien, P.C.

By:	/s/ Mark C. Dickinson
Mark C. Dickinson